Exhibit 16.1

February 2, 2024

Securities and Exchange Commission

Washington, D.C. 20549

We have read the statements made by Home Federal Bancorp, Inc. of Louisiana pursuant to Item 4.01 of the Current Report on Form 8-K dated February 2, 2024, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our firm in such Form 8-K.

/s/ FORVIS, LLP